Offer of

VISHAY TEMIC SEMICONDUCTOR ACQUISITION HOLDINGS CORP.

to Exchange
2.90 Shares of Common Stock

of

VISHAY INTERTECHNOLOGY, INC.

for

Each Outstanding Share
of Common Stock

of

SILICONIX incorporated

Pursuant to the Prospectus Dated April 12, 2005

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON THURSDAY, MAY 12, 2005, UNLESS THE OFFER IS EXTENDED.

April 12, 2005

To Our Clients:

        Enclosed for your consideration are the prospectus of Vishay Intertechnology, Inc., dated April 12, 2005, and the related letter of transmittal in connection with the offer by Vishay TEMIC Semiconductor Acquisition Holdings Corp., a wholly owned subsidiary of Vishay, to exchange 2.90 shares of Vishay common stock for each outstanding share of common stock of Siliconix incorporated, other than shares owned by Vishay or its subsidiaries.

        We are the holder of record, directly or indirectly, of Siliconix shares held for your account. A tender of these Siliconix shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed letter of transmittal is furnished to you for your information only and cannot be used by you to tender Siliconix shares held by us for your account.

        We request instructions as to whether you wish us to tender any or all of the Siliconix shares held by us for your account, upon the terms and subject to the conditions of the offer.

        Your attention is invited to the following:

  1.
  The consideration per Siliconix share will be 2.90 Vishay common shares as described in the prospectus.

  2.
  The offer is being made for all outstanding Siliconix shares not owned by Vishay or its subsidiaries.

  3.
  The offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Thursday, May 12, 2005, unless the offer is extended.

  4.
  The offer is subject to several conditions set forth in the prospectus, which you should review in detail. See "The Offer—Conditions of the Offer" in the prospectus.

  5.
  Cash will be paid in lieu of any fraction of a Vishay common share to which a stockholder would be entitled. Stockholders who fail to complete and sign the Substitute Form W-9 may be subject to a required federal backup withholding tax of 28% of any cash payment to such stockholder pursuant to the offer.

        The offer is made solely by the prospectus and the related letter of transmittal, as they may be supplemented or amended. Vishay TEMIC is not aware of any state in which the making of the offer or the acceptance of Siliconix shares pursuant to the offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Vishay TEMIC becomes aware of any valid state statute prohibiting the making of the offer or the acceptance of Siliconix shares pursuant to the offer, Vishay TEMIC will make a good faith effort to comply with any such state statute. If, after such good faith effort, Vishay TEMIC cannot comply with any such state statute, the offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Siliconix shares residing in any such jurisdiction. In any jurisdiction in which the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer will be deemed to be made on behalf of Vishay TEMIC by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        If you wish to have us tender any or all of your Siliconix shares, please so instruct us by completing, executing and returning to us the instruction form set forth below. An envelope to return your instruction form to us is enclosed. If you authorize the tender of your Siliconix shares, all your Siliconix shares will be tendered unless otherwise specified below. Your instructions should be forwarded to us in sufficient time to permit us to submit a tender on your behalf prior to the expiration date.

2

Instructions with Respect to the Offer

of

VISHAY TEMIC SEMICONDUCTOR ACQUISITION
HOLDINGS CORP.

to Exchange
2.90 Shares of Common Stock

of

VISHAY INTERTECHNOLOGY, INC.

for
Each Outstanding Share
of Common Stock

of

SILICONIX incorporated

        The undersigned acknowledge(s) receipt of your letter and the enclosed prospectus of Vishay Intertechnology, Inc., dated April 12, 2005, and the related letter of transmittal relating to the offer by Vishay TEMIC Semiconductor Acquisition Holdings Corp. a wholly owned subsidiary of Vishay, to exchange 2.90 shares of Vishay common stock for each outstanding share of common stock of Siliconix incorporated, other than shares owned by Vishay or its subsidiaries.

        This will instruct you to tender the number of Siliconix shares indicated below (or if no number is indicated below, all Siliconix shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the offer.

Dated:	, 2005
Account Number:
Number of Siliconix shares to be Tendered*:
Sign here:
Name (please print):
Address:
Area Code and Telephone Number: ( )
Tax Identification or Social Security Number(s):
* Unless otherwise indicated, it will be assumed that all Siliconix shares held for your account are to be tendered.

PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT

3